Exhibit 99.1
FOR IMMEDIATE RELEASE
KMG CHEMICALS REPORTS FISCAL 2011
FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
HOUSTON, TX — October 13, 2011 — KMG Chemicals, Inc. (NASDAQ GS: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for its fiscal fourth quarter and year ended July 31, 2011.
Consolidated Overview
Net sales in the fiscal 2011 fourth quarter increased 19% to $74.2 million from $62.5 million in the fourth quarter of 2010. Operating income in the fiscal 2011 fourth quarter was $2.7 million compared to $6.3 million in the fourth quarter of last year. KMG recorded net income of $1.2 million, or $0.10 per diluted share, for the fourth quarter of fiscal 2011, compared to net income of $3.4 million, or $0.30 per diluted share, in the fourth quarter of last year.
For the 2011 fiscal year, net sales were $266.4 million, operating income was $17.7 million, and net income was $9.7 million or $0.85 per diluted share. This compared to net sales of $208.6 million, operating income of $27.0 million, and net income of $15.3 million, or $1.34 per diluted share, in fiscal 2010.
Higher sales for the fiscal 2011 fourth quarter and full year were due primarily to increased sales of Electronic Chemicals and higher volumes of Creosote in the Wood Treating Chemicals business. The operating income declines in the fiscal 2011 fourth quarter and full year were primarily driven by higher raw material costs and distribution costs, along with integration expenses associated with the consolidation of manufacturing following the latest Electronic Chemicals acquisition. As previously announced, the Electronic Chemicals plant consolidation has been completed and the resulting operating efficiencies are expected to be realized in fiscal 2012. Moreover, the pricing actions taken by KMG in the second half of fiscal 2011 to offset raw material cost increases are expected to benefit margins in fiscal 2012.

Business Unit Overview and Trends
Net Sales & Operating Income by Business ($ in millions; includes effects of rounding)

	Three Months Ended				Year Ended
	July 31				July 31
	Net Sales / % of Total		Operating Income		Net Sales / % of Total		Operating Income
	2011	2010	2011	2010	2011	2010	2011	2010
Electronic Chemicals	$40.2 / 54%	$36.5 / 59%	$.262	$2.8	$151.5 / 57%	$112.0 / 54%	$6.2	$8.4
Wood Treating Chemicals	$30.7 / 42%	$22.0 / 35%	$3.4	$4.7	$104.1 / 39%	$86.0 / 41%	$14.8	$23.0
Animal Health	$3.3 / 4%	$4.0 / 6%	$.002	$(.031)	$10.8 / 4%	$10.6 / 5%	$.061	$(.086)
Total	$74.2	$62.5			$266.4	$208.6
Allocation of Corporate Overhead
During the first quarter of fiscal year 2011, the Company changed the method it uses to allocate corporate overhead costs to its reportable segments. The result is that all corporate overhead is now allocated except for those amounts associated with the Company’s operation as a public entity, stock-based compensation expenses and certain miscellaneous expenses. The costs are allocated based on segment net sales. The Company’s Wood Treating Chemicals business is comprised of its Penta and Creosote reportable segments. Its other reportable segments include Electronic Chemicals and Animal Health. Prior year segment operating income amounts have been revised to reflect the current method.
Electronic Chemicals
Neal Butler, President and CEO of KMG, commented, “In our Electronic Chemicals segment, fiscal 2011 fourth quarter net sales rose 10% to a record $40.2 million from the same period last year, due primarily to the effect of a strong semiconductor market and the global price increases we implemented during the second half of the year. Net sales in this segment for all of fiscal 2011 increased 35.3% to a record $151.5 million, primarily from the effect of the March 2010 acquisition from General Chemical. Our Electronic Chemicals segment comprised 57% of fiscal 2011 total net sales.”
Income from operations for this segment in the fourth fiscal quarter was $262,000 compared to $2.8 million in the same period last year; for the fiscal 2011 year, income from operations was $6.2 million compared to $8.4 million in fiscal 2010.
Mr. Butler commented, “In addition to the adverse impact of expenses associated with the consolidation of manufacturing following our latest Electronic Chemicals acquisition, the pricing actions we took in the fiscal 2011 third and fourth quarters to capture the high raw material costs did not keep pace with the rapid escalation of these costs. Although we began experiencing these rising raw material costs earlier in the fiscal year, we did not immediately institute price increases in order to facilitate a smooth and complete requalification process for over 40% of our high-purity acids and solvents. This approach impacted earnings in fiscal 2011; however, we succeeded in retaining virtually all of the sales volumes that were associated with the two Electronic Chemicals businesses prior to the closing of the acquisition.

Wood Treating Chemicals
Mr. Butler continued, “Regarding sales in our Wood Treating Chemicals business, demand remained strong in both our Creosote and Penta segments. Creosote sales in the fiscal 2011 fourth quarter were up 53% to $24.5 million from $16.0 million in the same period last year, and increased by 27% to $80.5 million for the full year. These increases were primarily due to sales volume, partially offset by lower prices associated with a shift in product mix and renegotiated contract pricing. Entering fiscal 2011, a portion of the market that was using a higher grade of Creosote blended with petroleum oil to treat railroad ties, shifted to a lower grade of Creosote that is not blended with petroleum oil. The shift to a pure Creosote treatment yields a better quality finished product in the form of a treated railroad tie. The shift also resulted in greater sales volumes of Creosote, although the lower grade of Creosote employed commands a lower price and yields a lower margin.”
Penta sales increased slightly to $6.2 million in the fiscal 2011 fourth quarter from $6.0 million in the comparable period of 2010. For the fiscal 2011 year, Penta sales were up 3% to $23.6 million due to a modest rebound in the volume of utility poles treated as compared with the downturn in treating in fiscal 2010, the result of overall economic conditions.
“For the fiscal 2011 year, income from operations in our Wood Treating Chemicals business was $14.8 million, down from $23.0 million in the fiscal 2010 year. In the fourth fiscal quarter of 2011, income from operations was $3.4 million, versus $4.7 million in the year earlier period. Higher costs for purchased material adversely impacted both Penta and Creosote. We responded in the first quarter of fiscal 2012 with targeted price increases in both product lines.”
Animal Health
Mr. Butler continued, “Net sales of Animal Health products in the fourth fiscal quarter were $3.3 million compared to $4.0 million in the prior year period, and for the fiscal 2011 year sales were $10.8 million compared to $10.6 million in fiscal 2010. Domestic sales were adversely impacted by reduced fly pressure in drought stricken areas of the Western and Southwestern U.S. While this reduced the need for our insect control products, we have recently been granted new product registrations in several South American countries and have initiated sales in those markets.”
Income from operations for this segment was $2,000 for the fourth quarter of fiscal 2011, compared to a loss from operations of $31,000 in the comparable 2010 quarter. For the fiscal 2011 year, Animal Health produced $61,000 in income from operations compared to a loss from operations of $86,000.

Balance Sheet & Cash Flow Overview
John V. Sobchak, CFO of KMG, commented, “As of July 31, 2011, working capital was $45.2 million, compared to $43.4 million at fiscal 2010 year end. We funded $8.3 million of capital expenditures, while reducing total debt by $10.1 million during fiscal 2011. The capital expenditures included $1.9 million to expand the Hollister plant purchased in the last acquisition, $4.6 million at our Pueblo facility to increase distribution and production capacity, and $1.8 million of other normal maintenance capital expenditures. Included in our total debt of $49.3 million is $17.9 million borrowed on our $50.0 million revolving credit facility. At the end of the fiscal year, we had shareholders’ equity of $96.5 million, up 14% from $84.8 million at fiscal 2010 year end. Cash flow from operations was $12.7 million for the year ended July 31, 2011, compared to $14.9 million in fiscal 2010. Depreciation and amortization for the fiscal year was $7.4 million.”
Outlook
Mr. Butler commented, “While it is difficult to predict the direction of the economy and the dynamics of the markets we serve, I am confident that KMG is well positioned to report improved results in fiscal 2012. The full benefits of the actions we have taken to improve the efficiency of our operations and to address rising raw materials costs should manifest in fiscal 2012. Absent a global recession, we believe we will see organic growth in our Electronic Chemicals business in 2012 and beyond, driven by the increasingly stringent purity requirements of the industry and additional business associated with more than $15 billion of customer expansion initiatives. In our Wood Treating Chemicals business, we expect to see solid demand for treated ties driven by railroad maintenance spending. We also remain focused on finding additional consolidating acquisitions in Electronic Chemicals and Wood Treating Chemicals, as well as attractive opportunities to expand into a new segment platform. We have strong cash flow and a healthy balance sheet with which to finance these future growth opportunities.”
Conference Call
Date: Thursday, October 13, 2011
Time: 10:00 am ET
Dial-in: (877) 423-9820 (Domestic), (201) 493-6749 (International)
Webcast: www.kmgchemicals.com — Conference Calls and Events (live & replay)
About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com

Devin Sullivan
212-836-9608
DSullivan@equityny.com
www.theequitygroup.com
(See accompanying tables)

KMG CHEMICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in thousands except for per share data)

	Three Months Ended		Year Ended
	July 31,		July 31,
	2011	2010	2011	2010

NET SALES	$74,242	$62,466	$266,356	$208,628
COST OF SALES	56,242	43,834	194,968	138,937

Gross Profit	18,000	18,632	71,388	69,691

DISTRIBUTION EXPENSES	7,635	5,174	28,957	19,313
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	7,658	7,185	24,775	23,399

Operating income	2,707	6,273	17,656	26,979

OTHER INCOME (EXPENSE):
Interest income	—	—	1	5
Interest expense	(571)	(618)	(2,336)	(2,252)
Other, net	(68)	(43)	(208)	(211)

Total other expense, net	(639)	(661)	(2,543)	(2,458)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,068	5,612	15,113	24,521

Provision for income taxes	(884)	(2,207)	(5,302)	(9,191)

INCOME FROM CONTINUING OPERATIONS	1,184	3,405	9,811	15,330

DISCONTINUED OPERATIONS:
Loss from discontinued operations, before income taxes	(16)	—	(120)	—
Income tax benefit	14	—	38	—

Loss from discontinued operations	(2)	—	(82)	—
NET INCOME	$1,182	$3,405	$9,729	$15,330

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.10	$0.30	$0.87	$1.37
Loss from discontinued operations	—	—	(0.01)	—

Net income	$0.10	$0.30	$0.86	$1.37

Diluted
Income from continuing operations	$0.10	$0.30	$0.86	$1.34
Loss from discontinued operations	—	—	(0.01)	—

Net income	$0.10	$0.30	$0.85	$1.34

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,317	11,228	11,309	11,183
Diluted	11,503	11,456	11,489	11,422
SUPPLEMENTAL DATA:
Depreciation and amortization expense	1,666	2,269	7,354	6,711

KMG Chemicals, Inc.
Balance Sheet Highlights
(In thousands)
(UNAUDITED)

	July 31,	July 31,
	2011	2010
Cash and cash equivalents	$1,826	$4,728
Net working capital	45,224	43,388
Total assets	186,589	176,021
Long-term debt	49,279	59,333
Shareholders’ Equity	96,530	84,778